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Code of Business Conduct and Ethics

May 8, 2017

Code of Business Conduct and Ethics

Effective Date: May 8, 2017

1.              Introduction

This global Code of Business Conduct and Ethics (“Code”) governs the general commitment by BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”) to conduct its business activities in the highest ethical and professional manner and to put client interests first.  BlackRock’s reputation for integrity is one of its most important assets and is instrumental to its business success.  While this Code covers a wide range of business activities, practices, and procedures, it does not cover every issue that may arise in the course of BlackRock’s many business activities.  Rather, it sets out basic principles designed to guide BlackRock’s employees and directors.  Consultants and contingent, contract, or temporary workers are expected to comply with the principles of this Code and policies applicable to their location, function, and status.

Every BlackRock employee and director — whatever his or her position — is responsible for upholding high ethical and professional standards and must seek to avoid even the appearance of improper behavior.  Any violation of this Code may result in disciplinary action to the extent permitted by applicable law.  Any employee who becomes aware of an actual or potential violation of this Code or other BlackRock policy is required to follow the reporting process described in the Global Policy for Reporting Illegal or Unethical Conduct and in Section 10 below.

2.              Compliance with Laws and Regulations

BlackRock’s global business activities are subject to extensive governmental regulation and oversight and it is critical that BlackRock and its employees comply with applicable laws, rules, and regulations, including those relating to insider trading.  Employees are expected to refer to the guidance contained in the Compliance Manual and the various policies and procedures contained in the Policy Library in compliance with these laws and regulations and to seek advice from supervisors and Legal & Compliance (“L&C”) as necessary.

3.              Conflicts of Interest

Conflicts of interest may arise when a person’s private interest interferes, or appears to interfere, with the interests of BlackRock, or where the interests of an employee or the firm are inconsistent with those of a client or potential client, resulting in the risk of damage to the interests of BlackRock or one or more of its clients.  A conflict may arise, for example, if an employee or director, takes an action or has an interest that makes it difficult for that individual to conduct the individual’s responsibilities to BlackRock and/or the client objectively and effectively, or if such an individual receives an improper personal benefit, such as a loan or guarantee, as a result of the individual’s position at BlackRock.  BlackRock has adopted policies, procedures, and controls designed to manage conflicts of interest, including the Global Conflicts of Interest Policy and the Global Outside Activity Policy.  Employees are required to comply with these and other compliance related policies, procedures, and controls and to help mitigate potential conflicts of interest by adhering to the following standard of conduct:

•                  Act solely in the best interests of clients;

•                  Uphold BlackRock’s high ethical and professional standards;

Public

•                  Identify, report, and manage actual, apparent, or potential conflicts of interest; and

•                  Make full and fair disclosure of any conflicts of interests, as may be required.

Conflicts of interest may not always be clear-cut and it is not possible to describe every situation in which a conflict of interest may arise — any question with respect to whether a conflict of interest exists, together with any actual or potential conflict of interest, should be directed to managers and L&C.

4.              Insider Trading and Personal Trading

Employees and directors who have access to confidential information about BlackRock, its clients, or issuers in which it invests client assets, are prohibited from using or sharing that information for security trading purposes or for any other purpose except in the proper conduct of our business.  All non-public information about BlackRock or any of our clients or issuers should be considered “confidential information.”  Use of material, non-public information in connection with any investment decision or recommendation or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal and could result in civil and/or criminal penalties.  Under the Global Personal Trading Policy, BlackRock employees are required to pre-clear all transactions in securities (except for certain exempt securities).  Please consult the Global Insider Trading Policy for additional information.

5.              Gifts and Entertainment

The purpose of entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with clients or vendors.  No gift or entertainment should be offered, given, provided, or accepted by any BlackRock employee or their immediate family members sharing the same household unless it:

•                  is unsolicited;

•                  is not a cash gift;

•                  is consistent with customary business practices;

•                  is not excessive in value;

•                  cannot be construed as a bribe or payoff;

•                  is given or accepted without obligation;

•                  is not intended to solicit or retain business or an advantage in the conduct of business; and

•                  does not violate applicable laws or regulations.

In addition, strict laws govern the provision of gifts and entertainment, including meals, transportation, and lodging, to public officials.  Employees are prohibited from providing gifts or anything of value to public officials or their employees or family members in connection with BlackRock’s business for the purpose of obtaining or retaining business or a business advantage.  Please consult the Global Gifts and Entertainment Policy for additional information.  Regional specific regulatory restrictions also apply.

6.              Political Contributions

Employees are required to pre-clear political contributions in accordance with the U.S. Political Contributions Policy - Global.

7.              Corporate Opportunities

Employees and directors:

•                  are prohibited from taking personal opportunities for themselves that are discovered through the use of corporate property, information, or position without the consent of L&C;

•                  are prohibited from using corporate property, information, or position for improper personal gain;

•                  may not compete with BlackRock either directly or indirectly; and

•                  owe a duty to BlackRock to advance its legitimate interests when the opportunity to do so arises.

8.              Competition and Fair Dealing

BlackRock seeks to outperform its competition fairly and honestly by seeking competitive advantage through superior performance; BlackRock does not engage in illegal or unethical business practices. BlackRock and its employees and directors should endeavor to respect the rights of, and deal fairly with, BlackRock’s clients, vendors, and competitors.  Specifically, the following conduct is prohibited:

•                  misappropriating proprietary information;

•                  possessing trade secret information obtained without the owner’s consent;

•                  inducing disclosure of proprietary information or trade secret information by past or present employees of other companies; and

•                  taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

9.              Confidentiality

BlackRock’s employees and directors have an obligation of confidentiality to BlackRock and its clients.  Confidential information includes non-public information that might be of use to competitors or that might harm BlackRock or its clients, if disclosed, and non-public information that clients and other parties have entrusted to BlackRock.  The obligation to preserve confidential information continues even after employment ends.  This obligation does not limit employees from reporting possible violations of law or regulation to a regulator or from making disclosures under whistleblower provisions, as discussed in greater detail in the Global Policy for Reporting Illegal or Unethical Conduct and relevant confidentiality policies and agreements.

10.       Reporting Any Illegal or Unethical Behavior

Every employee is required to report any illegal or unethical conduct about which they become aware, including those concerning accounting or auditing matters.  Employees may report concerns to L&C by contacting a Managing Director in L&C directly or by contacting the Employee Complaint Hotline, contact details for which are available via the intranet homepage.  BlackRock will not retaliate or discriminate against any employee because of a good faith report.  Employees have the right to report directly to a regulator and may do so anonymously; employees may provide protected disclosures under whistleblower laws and cooperate voluntarily with regulators, in each case without fear of retaliation by BlackRock.  Please consult the Global Policy for Reporting Illegal or Unethical Conduct and local compliance manuals for additional detail.

11.       Protection and Proper Use of BlackRock Assets

Employees and directors should make every effort to protect BlackRock’s assets and use them efficiently.  This obligation extends to BlackRock’s proprietary information, including intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, systems, software programs, designs, databases, records, salary information, and any unpublished financial data and reports.  Unauthorized use or distribution of proprietary information constitutes a violation of BlackRock policy and could result in civil and/or criminal penalties.  Employees should refer to the Intellectual Property Policy and the Corporate Information Security and Acceptable Use of Technology Policy for additional information on the obligation to protect BlackRock’s property.

12.       Bribery and Corruption

BlackRock employees and directors are prohibited from making payments or offering or giving anything of value, directly or indirectly, to public officials of any country, or to persons in the private sector, if the intent is to influence such persons to perform (or reward them for performing) a relevant function or activity improperly or to obtain or retain business or an advantage in the course of business conduct.  Employees should refer to the Global Anti-Bribery and Corruption Policy for additional information.

13.       Equal Employment Opportunity and Harassment

The diversity of BlackRock’s employees is a tremendous asset.  BlackRock is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.  In particular, it is BlackRock’s policy to afford equal opportunity to all qualified applicants and existing employees without regard to race, religion, color, national origin, sex (including pregnancy and gender identity/expression), sexual orientation, age, ancestry, physical or mental disability, marital status, political affiliation, citizenship status, genetic information, employment status, or protected veteran status or any other basis that would be in violation of any applicable ordinance or law.  In addition, BlackRock will not tolerate harassment, bias, or other inappropriate conduct on the basis of any of the above protected categories.  BlackRock’s Equal Employment Opportunity Policy and other employment policies are available in the Policy Library.

14.       Recordkeeping

BlackRock requires honest and accurate recording and reporting of information in order to conduct its business and to make responsible business decisions.  BlackRock, as a financial services provider and a public company, is subject to extensive regulations regarding maintenance and retention of books and records.  BlackRock’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect BlackRock’s transactions, and must conform both to applicable legal requirements and to BlackRock’s system of internal controls.  Please consult the Global Records Management Policy and other record retention policies, available in the Policy Library, for additional information.

15.       Waivers of the Code

Any waiver of this Code for an executive officer or director must be made only by BlackRock’s Board of Directors or a Board committee and must be promptly disclosed as required by law or stock exchange regulation.